Press Release #201512	FOR IMMEDIATE RELEASE	May 1, 2015

Enertopia Provides JV Update on The Green Canvas

VANCOUVER, BC – Enertopia Corporation (ENRT-OTCBB) (TOP-CSE) (the "Company" or "Enertopia") is pleased to announce The Green Canvas Joint Venture Agreement signed on February 28, 2014 has been extended to June 30, 2015 from its original expiry date of February 28, 2015.

Due to uncontrollable delays by changes in the industry sector, both Enertopia and The Green Canvas have agreed to continue in good faith and extend the existing Joint Venture Agreement based on the Canadian Medical Marihuana sector.

“Our core values of honesty, integrity and commitment help to define our corporate practices and demonstrate our dedication in helping individuals whether you are encountering health issues based on age, diet or have suffered a traumatic physical, mental or emotional event, you cannot always control life but we are here to help you take your life back,” Stated President Robert McAllister

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President: (250) 765-6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its medical marihuana projects, evaluation and sale of sexual creams and other items, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that The Green Canvas JV will be extended, amended or have any meaningful impact on the Company or the Company will be able to obtain future financings or a license under the MMPR program.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release